Exhibit 99.1
Lyft Announces Private Offering of $450 million of Convertible Senior Notes
September 2, 2025
SAN FRANCISCO, (BUSINESS WIRE)—Lyft, Inc. (“Lyft”) (NASDAQ: LYFT) today announced its intention to offer, subject to market conditions and other factors, $450 million aggregate principal amount of Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lyft also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date Lyft first issues the notes, up to an additional $50 million aggregate principal amount of the notes. The notes will be senior, unsecured obligations of Lyft, and interest will be payable semi-annually in arrears. Upon conversion, Lyft will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of Lyft’s Class A common stock (“Class A common stock”) or a combination of cash and shares of Class A common stock, at Lyft’s election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the notes being converted. The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.
Lyft intends to use the net proceeds of the offering to (1) pay the cost of the capped call transactions described below, and (2) repurchase up to approximately $100 million of the Class A common stock from institutional investors through one of the initial purchasers of the notes or its affiliate, acting as Lyft’s agent, at a price per share equal to the last reported sale price of the Class A common stock on the Nasdaq Global Select Market on the date of the pricing of the notes. If the initial purchasers exercise their option to purchase additional notes, Lyft expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Lyft intends to use any remaining net proceeds for potential future repurchases of its Class A common stock pursuant to its existing repurchase program and/or for general corporate purposes, which may include working capital, capital expenditures, and potential acquisitions and strategic transactions. From time to time, Lyft evaluates potential acquisitions and strategic transactions. However, Lyft has not designated any specific uses and has no current agreements with respect to any material acquisitions or strategic transactions.
In connection with the pricing of the notes, Lyft expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to the Class A common stock upon any conversion of notes and/or offset any cash payments Lyft elects to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.
Lyft has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the notes at that time. In addition, Lyft has been advised that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or purchasing or selling the Class A common stock or other securities of Lyft in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the observation period related to a conversion of the notes, in connection with any redemption or fundamental change repurchase of the notes and, to the extent Lyft unwinds a corresponding portion of the capped call transactions, following any other repurchase of the notes). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of notes, it could affect the number of shares of Class A common stock, if any, and value of the consideration that noteholders will receive upon conversion of the notes.
The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the shares of Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Investor Contact:
Aurélien Nolf, Investor Relations
investor@lyft.com
Media Contact:
Terra Carmichael, Media
press@lyft.com